NEWS RELEASE for March 5, 2009

BIOLASE AND HENRY SCHEIN EXPAND EXCLUSIVE
LICENSING AND DISTRIBUTION AGREEMENT

Minimum Purchase Commitments and Expanded Geography Highlight New Deal Terms

Additional Cost Reductions Announced to Better Match Cost Structure and Profitability with Minimums

IRVINE, CA (March 5, 2009) – BIOLASE Technology, Inc. (NASDAQ: BLTI), the world’s leading dental laser company, announced today that it renewed and expanded its multi-year licensing and distribution agreement with Henry Schein, Inc. (NASDAQ: HSIC), the largest provider of healthcare products and services to office-based practitioners in the combined North American and European markets. Under the renewed agreement, BIOLASE sales and service organizations will continue to work closely with Henry Schein in the marketing, sales and service of all professional BIOLASE dental laser system products, including the newly released high speed Waterlase® MD Turbo™ hard and soft tissue dental laser system– the industry’s leading “all-tissue” dental laser system – and the ezlase™ diode laser system.

Under the agreement, Schein will continue to be the exclusive distributor of the complete line of BIOLASE dental laser systems, accessories and services within the United States and Canada, and will assume that exclusive role in the United Kingdom, Australia, New Zealand, Belgium, Luxembourg, Netherlands, Spain, Germany, and Austria. In addition, Henry Schein will have the rights to distribute in all other countries where agreements do not currently exist through December 31, 2009. Distribution agreements with third parties are currently in force in Korea, Japan, China, Taiwan, Singapore and Brazil among others.

BIOLASE Chairman George V. D’Arbeloff said, “A combination of factors, including economic trends, the deterioration of credit markets and the pending launch of the new high speed Waterlase® MD Turbo™ domestically and abroad, led us to forge an arrangement with our principal marketing partner that ensures our mutual success in the coming months and years. In creating this long-term partnership for our businesses, the Board of Directors and I greatly appreciate the commitment and dedication of Henry Schein throughout this process.”

Stanley M. Bergman, Chairman and Chief Executive Officer of Henry Schein said, “We have seen BIOLASE products help our customers build their practices with a better patient experience. We are very excited about the introduction of the high speed Waterlase® MD Turbo™ and its improved cutting speed. We remain committed to lasers in the field of dentistry and our relationship with BIOLASE.”

Additional elements of the new agreement include immediate purchases of the new high speed Waterlase® MD Turbo™ and related upgrades, initial orders for some of the new geographies in the agreement and guaranteed bi-monthly minimum purchase levels for lasers and associated equipment. The minimum purchases total $42.7 million over the initial 14-month term starting in February, and each of the two additional optional 12-month terms in the agreement have growth escalation minimums between 7.5 percent and 20 percent over actual or minimum sales, whichever is greater.

BIOLASE also announced plans to make additional reductions in its corporate cost structure. The expense cuts are not expected to hamper the Company’s ability to sell or support the product in the field and, as previously planned, R&D investments will continue in order to generate continuous product innovation and increase our family of products. The recent actions conclude the shut-down of the Company’s direct selling efforts abroad, where the Company was previously losing $4 to $5 million per year.

BIOLASE CEO David Mulder said, “The new agreement with Henry Schein eliminates certain elements of uncertainty that were present in our past agreements. It establishes a more predictable and stable baseline revenue stream for BIOLASE, and coupled with our plans for a lower overall cost structure, we have established a solid foundation from which we can generate cash flows and long-term growth.”

About Henry Schein
Henry Schein, a Fortune 500® company and a member of the NASDAQ 100® Index, is recognized for its excellent customer service and highly competitive prices. The Company’s four business groups – Dental, Medical, International and Technology – serve more than 575,000 customers worldwide, including dental practitioners and laboratories, physician practices and animal health clinics, as well as government and other institutions.

The Company operates through a centralized and automated distribution network, which provides customers in more than 200 countries with a comprehensive selection of more than 90,000 national and Henry Schein private-brand products in stock, as well as more than 100,000 additional products available as special-order items.

Henry Schein also offers a wide range of innovative value-added practice solutions for healthcare professionals, such as ArubA®, the Company’s electronic catalog and ordering system. Its leading practice-management software solutions have an active user base of more than 60,000 practices, including DENTRIX®, Easy Dental®, Oasis® and EXACT® for dental practices, MicroMD® for physician practices, and AVImark® for animal health clinics.

Headquartered in Melville, N.Y., Henry Schein employs over 12,500 people and has operations or affiliates in 23 countries. The Company’s net sales reached a record $6.4 billion in 2008. For more information, visit the Henry Schein Web site at www.henryschein.com.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.

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